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EXHIBIT 10.12


               ELECTROGLAS OFFICERS' RETIREMENT MEDICAL AND DENTAL
                                 COVERAGE POLICY


         The following resolution was approved by the Electroglas Board of Directors on July 23, 1996.

         RESOLVED, that the Board hereby adopts the following policy with respect to continuing medical/dental coverage of executive officers.

         1.       Eligible Officers.

                  This policy shall apply to executive officers of the Company who are elected by the Board of Directors. Other officers and senior management employees may be offered similar coverage with the recommendation by the Chief Executive Officer and written consent of the Board of Directors Compensation Committee.

                  Eligible officers who retire from the Company after the date of this resolution shall (i) have reached the age of sixty-five at or prior to such retirement; or (ii) have reached the age of fifty-five at or prior to such retirement and the sum of such officers' age plus the full number of years of employment with the Company (and its predecessor, General Signal Corporation) equals at least sixty-five.

         2.       Benefits Policy.

                  Following the retirement of the eligible officer as defined above, such retired officer shall continue to be entitled to participation in the Company's group medical and dental plans, as such plans may be amended from time to time prior to the executive's retirement. Such participation shall entitle the retired officer and his or her spouse to continue to be covered in the Company's medical and dental plans. Alternatively, at the Company's election, the retired executive shall be entitled to equivalent coverage. The coverage may be appropriately adjusted to account for any applicable state or federal health care benefits to which the retired officer and his or her spouse are entitled to receive. Such coverage shall continue for the remainder of the lifetime of the eligible officer and, as to his or her spouse, for such spouse's lifetime if he or she shall survive the retired officer.
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         3.       Costs.

                  The retired officer and his or her spouse will pay the same costs for Company-provided coverage as an active employee would pay for group medical/dental insurance. The Company will pay all remaining costs.

         4.       Termination of Coverage.

                  Notwithstanding Section 2 above, upon employment or affiliation of an eligible officer with a competitor of the Company, all benefits under this policy will end permanently. In addition, in the event the retired executive shall come out of retirement to accept employment as an employee of a third party, and the executive is eligible to receive medical and/or dental benefits through the third party employer's group plans, then the Company's post-retirement medical coverage will stop until the executive resumes retirement.

                  For the purpose of the foregoing, independent consulting shall not be considered employment with a third party in determining post retirement medical/dental coverage. However, consulting services performed for a competitor of the Company will cause the permanent termination of the benefit.

         5.       Amendment of Policy.

                  The Board of Directors of the Company shall be entitled to amend this policy at any time and in any respect provided that such amendment shall not materially reduce the benefits available to any eligible officer who is entitled to receive benefits under the policy who has retired prior to the date of such amendment.